Exhibit 4.2



Form of Amendment to Letter Agreement dated as of April 21, 2003 between the Company and certain investors in the April 2002 offering
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                          Amendment to Letter agreement

                  This Amendment to Letter Agreement (the "Amendment") is entered into as of April 21, 2003 (the "Effective Date") by and between ____________ ("Shareholder") and Gender Sciences, Inc., a New Jersey corporation (the "Company").

                                    recitals

                  WHEREAS, Shareholder and Company are parties to that certain Letter Agreement dated as of April 18, 2003 (the "Letter Agreement") and desire to amend the Letter Agreement as set forth herein. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Letter Agreement.

                  NOW THEREFORE, BE IT RESOLVED, that the Letter Agreement is hereby amended as follows:

         1. Section 1 of the Letter Agreement is hereby amended to include the following additional paragraph:

                  "If the final conversion price of the convertible notes sold pursuant to the New Financing is less than $0.75, Shareholder shall be issued an additional warrant to purchase a number of shares of Common Stock necessary to maintain Shareholder's percentage ownership of the Company (as determined on a fully-diluted basis) as it would exist if the final conversion price were $0.75. If the Company is obligated by the previous sentence to issue an additional warrant, such warrant will (a) be issued on the date the Company has a final closing under the New Financing (and the number of shares covered by such warrant will be finally determined on such closing date), (b) be exercisable for a period of three (3) years from the date of issuance, (c) have an exercise price per share of ($0.50) (subject to adjustment as set forth in the warrant) and (d) be substantially in the form attached hereto as Exhibit B. By way of example, assuming that (a) at a final conversion price of $0.50 the Company has 13,554,540 shares of Common Stock outstanding (calculated on a fully-diluted basis, assuming conversion and exercise of all notes, options, warrants and other securities convertible into, or exercisable for, shares of Common Stock), (b) at a final conversion price of $0.75 the Company has 10,587,874 shares of Common Stock outstanding (calculated on a fully-diluted basis, assuming conversion and exercise of all notes, options, warrants and other securities convertible into, or exercisable for, shares of Common Stock),
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                  (c) Shareholder owns 100,000 shares of Common Stock and holds a warrant to purchase 200,000 shares of Common Stock (giving Shareholder a 2.2% (rounded to the nearest tenth) fully-diluted percentage interest at a $0.50 conversion price and a 2.8% (rounded to the nearest tenth) fully-diluted percentage interest at a $0.75 conversion price), and (d) the Company raises the entire $2,000,000 contemplated by the New Financing, Shareholder would be issued an additional warrant to purchase 83,066 shares of Common Stock (2,966,666 (13,554,540 - 10,587,874) multiplied by 0.028).

         2. This Amendment shall be governed by and construed in accordance with the laws of the State of New Jersey as such laws are applied to contracts entered into and performed entirely within New Jersey by New Jersey residents.

         3. This Amendment may be signed in any number of counterparts, each of which will be deemed an original and all of which taken together shall constitute one and the same instrument. To the maximum extent permitted by law or by any applicable governmental authority, this Amendment may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.

         4. Except as specifically amended hereby, the Letter Agreement shall remain in full force and effect. This Amendment constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first above written.

"Company"                                   GENDER SCIENCES, INC.

                                            By: ________________________________

                                            Print Name: ________________________

                                            Title: _____________________________


"Shareholder"                               ____________________________________

                                            By: ________________________________

                                            Print Name: ________________________

                                            Title: _____________________________
                                                   (if applicable)